Wells Fargo & Company                                  Pricing Supplement No. 1
420 Montgomery Street                                    Dated December 5, 2003
San Francisco, CA  94163                             Filed under Rule 424(b)(2)
                                                   Registration No.  333-103711

                       (To Prospectus dated March 31, 2003,
                             and Prospectus Supplement
                              dated October 31, 2003)

                              WELLS FARGO & COMPANY
                             $5,000,000,000 CoreNotes (1)

CUSIP Number:                     9497C0AA3        9497C0AB1       9497C0AC9

Aggregate Principal Amount:       $16,691,000      $3,776,000      $2,724,000

Price to Public (2):              100%             100%            100%

Purchasing Agent Discount (2):    0.625%           1.000%          1.500%

Proceeds Before Expenses (2):     99.375%          99.000%         98.500%

Interest Rate Per Annum:          2.85%            3.700%          4.750%

Interest Payment Frequency:       Monthly          Monthly         Monthly

Stated Maturity Date:             12/15/06         12/15/08        12/16/13

Survivor Option:                  Yes              Yes             Yes

Trade Date:                       12/05/03         12/05/03        12/05/03

Issue Date:                       12/10/03         12/10/03        12/10/03

Interest Payment Dates:           The 15th day      The 15th day    The 15th day
                                  of each month    of each month   of each month
                                  commencing       commencing      commencing
                                  01/15/04         01/15/04        01/15/04

Redemption Information:           The Notes are    The Notes are   The Notes are
                                  not callable     not callable    not callable
                                  and are not      and are not     and are not
                                  subject to       subject to      subject to
                                  optional         optional        optional
                                  redemption.      redemption.     redemption.

Minimum Denominations/Increments: $1,000/$1,000    $1,000/$1,000   $1,000/$1,000

Original Issue Discount:          No               No              No

Purchasing Agent:  Merrill Lynch & Co., acting as principal
All trades settle without accrued interest and clear SDFS: DTC Book-Entry only Merrill Lynch DTC Participant Number: 5132

(1) CoreNotes is a service mark of Merrill Lynch & Co., Inc.
(2) Expressed as a percentage of the aggregate principal amount.